Exhibit 99.1

Contacts: Jay Brown, CFO
Fiona McKone, VP - Corporate Finance
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE REPORTS
FOURTH QUARTER AND FULL YEAR 2013 RESULTS;
RAISES 2014 OUTLOOK

Highlights

•	Solidified US leadership position in wireless infrastructure through AT&T tower transaction

•	Commenced operating as a REIT on January 1, 2014

•	Announced plan to initiate dividend in first quarter 2014

•	Grew year-over-year AFFO per share by 40%

January 22, 2014 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE:CCI) today reported results for the quarter and year ended December 31, 2013.
"We delivered excellent financial results throughout 2013, growing year-over-year AFFO per share by 40%, and solidified Crown Castle's position as the largest provider of shared wireless infrastructure in the US by closing the $4.8 billion AT&T tower transaction at the end of last year," stated Ben Moreland, Crown Castle's President and Chief Executive Officer. "Our 40,000 towers and 11,000 nodes within our small cell networks uniquely position us to accommodate growing carrier demand for network quality and capacity enhancements through increased cell density. Reflecting this growing demand, our full year 2014 Outlook anticipates a 30% increase, on a same tower basis, in new leasing activity compared to 2013. In addition, we are focused on leveraging our expertise in integrating assets and increasing site rental revenue and margin to create value from the AT&T towers."

CONSOLIDATED FINANCIAL RESULTS
Total revenue for the fourth quarter of 2013 increased 18% to $798 million from $674 million for the same period in 2012. Site rental revenue for the fourth quarter of 2013 increased $80 million, or 14%, to $651 million from $570 million for the same period in the prior year. Site rental gross margin, defined as

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site rental revenue less site rental cost of operations, increased $43 million, or 10%, to $464 million in the fourth quarter of 2013 from $421 million in the same period in 2012. Adjusted EBITDA for the fourth quarter of 2013 increased $54 million, or 13%, to $468 million from $414 million in the same period in 2012.
Adjusted Funds from Operations ("AFFO") increased 48% to $359 million in fourth quarter 2013 compared to $243 million in the fourth quarter of 2012. AFFO per share increased 35% to $1.12 in the fourth quarter of 2013 compared to $0.83 in the fourth quarter of 2012. Funds from Operations ("FFO") increased $196 million to $284 million in the fourth quarter of 2013 compared to $88 million in the fourth quarter of 2012. FFO per share increased $0.59 to $0.89 in the fourth quarter of 2013 compared to $0.30 in the fourth quarter of 2012.
Net loss for the fourth quarter of 2013 was $23 million, inclusive of a provision for income taxes of $110 million comprised predominantly of a one-time non-cash charge related to deferred taxes as a result of our Real Estate Investment Trust ("REIT") conversion, compared to net loss of $10 million for the same period in 2012. Net loss per share was $0.07 for the fourth quarter of 2013, inclusive of the aforementioned non-cash charge, compared to a net loss per share of $0.03 in the fourth quarter of 2012.
Total revenue for the full year 2013 increased 24% to $3.02 billion, up $590 million from $2.43 billion for full year 2012. Site rental revenues for full year 2013 increased 18% to $2.50 billion, up $379 million from $2.12 billion for full year 2012. Site rental gross margin for full year 2013 increased 12% to $1.78 billion, up $194 million from $1.58 billion for full year 2012. Adjusted EBITDA for full year 2013 increased $241 million, or 16%, to $1.79 billion, up from $1.55 billion for full year 2012.
AFFO increased $386 million, or 44%, from $886 million for full year 2012 to $1.27 billion for full year 2013. AFFO per share increased 40% to $4.25 in full year 2013 compared to $3.04 for full year 2012. FFO increased $351 million from $696 million for full year 2012 to $1.05 billion for full year 2013. FFO per share increased 46% to $3.50 in full year 2013 compared to $2.39 for full year 2012.
Net income for full year 2013 was $94 million, inclusive of the aforementioned non-cash tax charge related to our REIT conversion, compared to $201 million for the same period in 2012. Net income per share was $0.31 for full year 2013, inclusive of the aforementioned non-cash charge, compared to $0.69 for full year 2012.

AT&T TOWER TRANSACTION
On December 16, 2013, Crown Castle completed its transaction to acquire exclusive rights to approximately 9,700 AT&T towers for cash consideration of approximately $4.8 billion. Crown Castle expects the operating results of the AT&T towers to contribute approximately $176 million to $186 million to AFFO in 2014, inclusive of financing costs. During the fourth quarter of 2013, the AT&T towers contributed

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approximately $18 million in site rental revenue and $9 million in site rental gross margin. Further, during the fourth quarter following the close of the AT&T tower transaction, approximately $3 million in financing costs were incurred related to the AT&T tower transaction.

FINANCING AND INVESTING ACTIVITIES
During the fourth quarter of 2013, Crown Castle raised net proceeds of approximately $3.93 billion through the issuance of 41.4 million shares of common stock at $74 per share and 9.8 million shares of 4.50% Mandatory Convertible Preferred Stock at $100 per share (combined, the “Equity Offerings”). The net proceeds of the Equity Offerings were used to fund a portion of the aforementioned AT&T tower transaction, with the balance of such transaction funded by $865 million of borrowings under Crown Castle's credit facility and cash-on-hand.
During the fourth quarter of 2013 and January 2014, Crown Castle amended its existing credit facility to provide, among other things, for the aforementioned credit facility borrowings used to finance the AT&T tower transaction. Pursuant to the amendments, Crown Castle borrowed an incremental $700 million of term loans, extended the maturities of its revolving credit facility and the vast majority of its term loans, and effectively lowered the per annum interest rate on its revolving credit facility and Tranche A term loans by 0.50%. As of January 22, 2014, Crown Castle had borrowings of approximately $374 million and undrawn capacity of $1.1 billion under its revolving credit facility. After giving effect to the amendments, Crown Castle’s outstanding debt has a weighted average coupon of 4.3% and weighted average maturity of six years.
During the fourth quarter of 2013, Crown Castle invested approximately $182 million in capital expenditures, comprised of $24 million of land purchases, $21 million of sustaining capital expenditures and $138 million of revenue generating capital expenditures, the latter consisting of $79 million of expenditures on existing sites and $58 million on the construction of new sites, primarily small cell construction activity.
Crown Castle commenced operating as a REIT on January 1, 2014. Further, as announced on October 21, 2013, Crown Castle expects to initiate a quarterly dividend of $0.35 per common share beginning in the first quarter of 2014.
"We had an excellent 2013 and are excited about the significant growth opportunities we see for 2014," stated Jay Brown, Crown Castle's Chief Financial Officer. "Over the past two years, we have successfully financed approximately $9 billion of transactions with approximately $4 billion of equity and $5 billion of debt and cash, nearly doubling the size of our US portfolio of towers and significantly expanding our small cell networks. Our balanced approach to financing these recent transactions maintains financial flexibility as we remain focused on making investments related to our core business that we believe will maximize long-term shareholder value. Further, we believe the revenue growth potential of our legacy and

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new assets and our financing approach will be growth enhancing to AFFO per share and dividends over the long-term."

OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the Securities and Exchange Commission ("SEC").
The following Outlook table is based on current expectations and assumptions and assumes a US dollar to Australian dollar exchange rate of 0.89 US dollar to 1.0 Australian dollar for first quarter 2014 and full year 2014 Outlook. Crown Castle previously issued on October 21, 2013 its 2014 Outlook, which included its expectation for the operating results of its AT&T tower transaction but not an expectation for financing costs. The financings to fund the AT&T tower transaction were completed subsequent to such previously issued guidance and are reflected in the Outlook provided herein. As reflected in the table below, Crown Castle has increased the midpoint of its full year 2014 Outlook for Adjusted EBITDA by $20 million. The increase in the midpoint of Adjusted EBITDA primarily reflects higher expected service gross margin contribution. The reduction of the 2014 Outlook for AFFO primarily reflects the impact from the aforementioned financing activities related to the AT&T tower transaction, including $44 million in dividends from the 4.50% Mandatory Convertible Preferred Stock and $25 million of incremental interest associated with borrowings under the senior credit facilities, offset by the aforementioned increase of its 2014 Outlook for Adjusted EBITDA.
As previously disclosed, Crown Castle expects approximately $175 million to $185 million of organic cash revenue growth in 2014 divided approximately evenly between new tenant activity and cash escalators, ignoring the impact from straight-line revenue adjustments. Further, 2014 Outlook assumes the negative impact from leases that come to the end of their respective term and are not renewed of approximately $50 million or 2% of site rental revenues. Of this 2%, approximately half is expected to come from typical churn activity and approximately half from Sprint's decommissioning of their legacy Nextel iDEN network. Based on Sprint's stated intention to decommission their iDEN network and Crown Castle's contractual terms with Sprint, Crown Castle expects approximately 3% of its run-rate site rental revenues to be impacted by the iDEN network decommissioning. These iDEN leases have effective term-end dates spread evenly throughout 2014 and 2015. As a result, Crown Castle expects the reduction to site rental revenues from the iDEN decommissioning to be approximately 1% in 2014 with the remaining approximately 2% impact coming after 2014.

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The following table sets forth Crown Castle's current Outlook for the first quarter of 2014 and full year 2014:

(in millions, except per share amounts)	First Quarter 2014	Full Year 2014
Site rental revenues	$737 to $742	$2,972 to $2,982
Site rental cost of operations	$226 to $231	$924 to $934
Site rental gross margin	$508 to $513	$2,043 to 2,053
Adjusted EBITDA	$509 to $514	$2,040 to $2,055
Interest expense and amortization of deferred financing costs(a)	$144 to $149	$581 to $591
FFO	$321 to $326	$1,284 to $1,299
AFFO	$370 to $375	$1,496 to $1,511
AFFO per share(b)	$1.11 to $1.13	$4.49 to $4.54
Net income (loss)	$90 to $123	$385 to $469
Net income (loss) per share - diluted(b)	$0.27 to $0.37	$1.16 to $1.41
Net income (loss) attributable to CCIC common stockholders	$78 to $111	$338 to $422
Net income (loss) attributable to CCIC common stockholders per share - diluted(b)	$0.23 to $0.33	$1.02 to $1.27

(a)	See the reconciliation of "Components of interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(b)	Based on 333 million diluted shares outstanding as of December 31, 2013.
CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for January 23, 2014, at 10:30 a.m. eastern time. The conference call may be accessed by dialing 480-629-9692 and asking for the Crown Castle call at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet at http://investor.crowncastle.com. Supplemental materials for the call will be posted on the Crown Castle website at http://investor.crowncastle.com.
A telephonic replay of the conference call will be available from 12:30 p.m. eastern time on January 23, 2014, through 11:59 p.m. eastern time on January 30, 2014, and may be accessed by dialing 303-590-3030 using access code 4659675. An audio archive will also be available on the company's website at http://investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.
Crown Castle owns, owns, operates, and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to all of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages approximately 40,000 and approximately 1,700 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

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Non-GAAP Financial Measures and Other Calculations

This press release includes presentations of Adjusted EBITDA, Funds from Operations and Adjusted Funds from Operations, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")). Each of the amounts included in the calculation of Adjusted EBITDA, FFO, and AFFO are computed in accordance with GAAP, with the exception of: (1) sustaining capital expenditures, which is not defined under GAAP and (2) our adjustment to the income tax provision in calculations of FFO and AFFO.

Our measures of Adjusted EBITDA, FFO and AFFO may not be comparable to similarly titled measures of other companies, including other companies in the tower sector or those reported by REITs. FFO and AFFO presented are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT, nor are they necessarily indicative of future financial position or operating results. Our FFO and AFFO may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts, including as a result of our adjustment to the income tax provision to reflect our estimate of the cash taxes had we been a REIT.

Adjusted EBITDA, FFO and AFFO are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations.

Adjusted EBITDA. Crown Castle defines Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, gains (losses) on retirement of long-term obligations, net gain (loss) on interest rate swaps, impairment of available-for-sale securities, interest income, other income (expense), benefit (provision) for income taxes, cumulative effect of change in accounting principle, income (loss) from discontinued operations and stock-based compensation expense.

Funds from Operations. Crown Castle defines Funds from Operations as net income less cash paid for preferred stock dividends plus non cash portion of tax provision plus real estate depreciation, amortization and accretion.

Adjusted Funds from Operations. Crown Castle defines Adjusted Funds from Operations as Funds from Operations before straight-line revenue, straight-line expense, stock-based compensation expense, non-real estate related depreciation, amortization and accretion, amortization of deferred financing costs, debt discounts, and interest rate swaps, other (income) and expense, gain (loss) on retirement of long-term obligations, net gain (loss) on interest rate swaps, acquisition and integration costs, asset write-down charges and less capital improvement capital expenditures and corporate capital expenditures.

Sustaining capital expenditures. Crown Castle defines sustaining capital expenditures as either (1) corporate related capital improvements, such as information technology equipment and office equipment or (2) capital improvements to tower sites that enable our customers' ongoing quiet enjoyment of the tower.

The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.

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Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:

Adjusted EBITDA for the quarters and years ended December 31, 2013 and 2012 is computed as follows:

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
(in millions)
Net income (loss)	(22.7)	(9.6)	93.9	200.9
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	4.2	7.3	14.9	15.5
Acquisition and integration costs	12.8	6.2	26.0	18.3
Depreciation, amortization and accretion	201.7	175.8	774.2	622.6
Amortization of prepaid leases purchase price adjustments	3.9	3.9	15.5	14.2
Interest expense and amortization of deferred financing costs	143.0	173.7	589.6	601.0
Gains (losses) on retirement of long-term obligations	0.6	117.4	37.1	132.0
Interest income	(0.5)	(3.5)	(1.4)	(4.6)
Other income (expense)	3.1	1.4	3.9	5.4
Benefit (provision) for income taxes	110.4	(70.6)	198.6	(100.1)
Stock-based compensation expense	11.9	12.0	41.8	47.4
Adjusted EBITDA	468.4	413.9	1,794.1	1,552.7

Adjusted EBITDA for the quarter ending March 31, 2014 and the year ending December 31, 2014 is forecasted as follows:

	Q1 2014	Full Year 2014
(in millions)	Outlook	Outlook
Net income (loss)	$90 to $123	$385 to $469
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$3 to $5	$12 to $22
Acquisition and integration costs	$2 to $6	$10 to $20
Depreciation, amortization and accretion	$230 to $235	$921 to $941
Amortization of prepaid leases purchase price adjustments	$3 to $5	$14 to $16
Interest expense and amortization of deferred financing costs(a)	$144 to $149	$581 to $591
Interest income	$(1) to $1	$(3) to $(1)
Other income (expense)	$1 to $3	$3 to $5
Benefit (provision) for income taxes	$(2) to $2	$(3) to $5
Stock-based compensation expense	$11 to $13	$51 to $56
Adjusted EBITDA	$509 to $514	$2,040 to $2,055

(a)	See the reconciliation of "Components of interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

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FFO and AFFO for the quarter ending March 31, 2014 and the year ending December 31, 2014 are forecasted as follows:

	Q1 2014	Full Year 2014(b)	Full Year 2014
(in millions)	Outlook	AT&T Tower Acquisition Contribution to Full Year 2014 Outlook	Outlook
Net income	$90 to $123	$12 to $32	$385 to $469
Dividends on preferred stock	$(11) to $(11)	$(44) to $(44)	$(44) to $(44)
Non-cash portion of tax provision	$(4) to $0	$0 to $1	$(12) to $(4)
Real estate related depreciation, amortization and accretion	$228 to $231	$153 to $193	$910 to $925
FFO	$321 to $326	$141 to $156	$1,284 to $1,299

FFO (from above)	$321 to $326	$141 to $156	$1,284 to $1,299
Straight-line revenue	$(14) to $(9)(a)	$(5) to $10	$(16) to $(1)(a)
Straight-line expense	$25 to $30	$25 to $40	$100 to $115
Stock-based compensation expense	$11 to $13	$0 to $0	$51 to $56
Non-real estate related depreciation, amortization and accretion	$2 to $4	$0 to $0	$11 to $16
Amortization of deferred financing costs, debt discounts and interest rate swaps	$20 to $24	$2 to $4	$77 to $88
Other (income) expense	$1 to $3	$0 to $0	$3 to $5
Acquisition and integration costs	$ 2 to $6	$0 to $0	$10 to $20
Asset write-down charges	$3 to $5	$0 to $0	$12 to $22
Capital improvement capital expenditures	$(7) to $(5)	$(7) to $(5)	$(37) to $(35)
Corporate capital expenditures	$(8) to $(6)	$0 to $0	$(36) to $(34)
AFFO	$370 to $375	$176 to $186	$1,496 to $1,511
Weighted-average common shares outstanding — diluted	333		333
AFFO per share	$1.11 to $1.13	Not meaningful	$4.49 to $4.54

(a)
Q1 2014 Outlook includes a net benefit of between approximately $39 million and $44 million, comprised of prepaid rents expected to be received during Q1 2014 of between approximately $58 million and $63 million less amortization of prepaid rents received in the current and prior periods of between $17 million and $22 million. Full year 2014 Outlook includes a net benefit of between approximately $171 million and $186 million, comprised of prepaid rents expected to be received during full year 2014 of between approximately $259 million and $274 million less amortization of prepaid rents received in the current and prior periods of between $81 million and $96 million. Crown Castle amortizes prepaid rent over the term of its leases.

(b)	Includes the impact of the financing relating to the AT&T tower transaction.

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FFO and AFFO for the quarters and years ended December 31, 2013 and 2012 are computed as follows:

	For the Three Months Ended		For the Twelve Months Ended
(in millions)	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net income	$(22.7)	$(9.6)	$93.9	$200.9
Non-cash portion of tax provision	108.4	(72.6)	191.7	(106.7)
Real estate related depreciation, amortization and accretion	198.6	170.5	761.1	601.4
FFO	$284.3	$88.3	$1,046.7	$695.5
Weighted-average common shares outstanding — diluted	319.6	292.5	299.3	291.3
FFO per share	$0.89	$0.30	$3.50	$2.39

FFO (from above)	284.3	88.3	1,046.7	695.5
Straight-line revenue(a)	19.1	(28.6)	(43.9)	(175.5)
Straight-line expense	19.1	16.1	81.0	54.1
Stock-based compensation expense	11.9	12.0	41.8	47.4
Non-real estate related depreciation, amortization and accretion	3.1	5.4	13.1	21.2
Amortization of deferred financing costs, debt discounts and interest rate swaps	21.0	35.7	99.2	109.3
Other (income) expense	3.1	1.4	3.9	5.4
Losses (gains) on retirement of long-term obligations	0.6	117.4	37.1	132.0
Acquisition and integration costs	12.8	6.2	26.0	18.3
Asset write-down charges	4.2	7.3	14.9	15.5
Capital improvement capital expenditures	(9.9)	(10.9)	(19.3)	(21.6)
Corporate capital expenditures	(10.7)	(7.2)	(28.4)	(15.5)
AFFO	$358.7	$243.0	$1,272.1	$886.1
Weighted-average common shares outstanding — diluted	319.6	292.5	299.3	291.3
AFFO per share	$1.12	$0.83	$4.25	$3.04

(a)
Q4 2013 includes a net benefit of $68 million, comprised of prepaid rents received during Q4 2013 of $88 million less amortization of prepaid rents received in Q4 2013 and prior periods of $20 million. Q4 2012 includes a net benefit of $34 million, comprised of prepaid rents received during Q4 2012 of $47 million less amortization of prepaid rents received in Q4 2012 and prior periods of $13 million. Full year 2013 is inclusive of a net benefit of approximately $175 million, comprised of prepaid rents received of $242 million less amortization of prepaid rents received in the current and prior periods of $67 million for the year ended 2013. Full year 2012 is inclusive of a net benefit of approximately $76 million, comprised of prepaid rents received of $117 million less amortization of prepaid rents received in the current and prior periods of $42 million for the year ended 2012. Crown Castle currently amortizes prepaid rent over the term of its leases.

Other Calculations:

The components of interest expense and amortization of deferred financing costs for three months ended December 31, 2013 and December 31, 2012 are as follows:

	For the Three Months Ended
(in millions)	December 31, 2013	December 31, 2012
Interest expense on debt obligations	$122.0	$138.0
Amortization of deferred financing costs	5.7	7.9
Amortization of adjustments on long-term debt	(1.0)	11.3
Amortization of interest rate swaps(a)	16.2	16.3
Other	0.1	0.1
Interest expense and amortization of deferred financing costs	$143.0	$173.7

(a)	Relates to the amortization of interest rate swaps; the swaps were cash settled in prior periods.

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The components of interest expense and amortization of deferred financing costs for the quarter ending March 31, 2014 and the year ending December 31, 2014 are forecasted as follows:

	Q1 2014	Full Year 2014
(in millions)	Outlook	Outlook
Interest expense on debt obligations	$125 to $127	$498 to $508
Amortization of deferred financing costs	$6 to $7	$22 to $24
Amortization of adjustments on long-term debt	$(1) to $0	$(5) to $(3)
Amortization of interest rate swaps(a)	$15 to $17	$60 to $65
Other	$0 to $0	$0 to 2
Interest expense and amortization of deferred financing costs	$144 to $149	$581 to $591

(a)	Relates to the amortization of interest rate swaps, all of which has been cash settled in prior periods.

Debt balances and maturity dates as of December 31, 2013 are as follows:

(in millions)	Face Value	Final Maturity
Revolver	$374.0	November 2018
Tranche A Term Loans	662.5	November 2018
Tranche B Term Loans	2,864.1	January 2019/2021
7.125% Senior Notes Due 2019	500.0	November 2019
5.25% Senior Notes	1,650.0	January 2023
2012 Senior Notes(a)	1,500.0	2017/2023
Senior Secured Notes, Series 2009-1(b)	179.8	Various
Senior Secured Tower Revenue Notes, Series 2010-1-2010-3(c)	1,900.0	Various
Senior Secured Tower Revenue Notes, Series 2010-4-2010-6(d)	1,550.0	Various
WCP Secured Wireless Site Contracts Revenue Notes, Series 2010-1(e)	278.6	November 2040
Capital Leases and Other Obligations	129.6	Various
Total Debt	$11,588.6
Less: Cash and Cash Equivalents(f)	$(223.4)
Net Debt	$11,365.2

(a)	The 2012 Senior Notes consist of $500 million aggregate principal amount of 2.381% secured notes due 2017 and $1.0 billion aggregate principal amount of 3.849% secured notes due 2023.

(b)
The Senior Secured Notes, Series 2009-1 Securitized Notes consist of $109.8 million of principal as of December 31, 2013 that amortizes during the period beginning January 2010 and ending in 2019, and $70.0 million of principal that amortizes during the period beginning in 2019 and ending in 2029.

(c)
The Senior Secured Tower Revenue Notes Series 2010-1, 2010-2 and 2010-3 have principal amounts of $300.0 million, $350.0 million, and $1,250.0 million with anticipated repayment dates of 2015, 2017, and 2020, respectively.

(d)
The Senior Secured Tower Revenue Notes Series 2010-4, 2010-5 and 2010-6 have principal amounts of $250.0 million, $300.0 million and $1,000.0 million with anticipated repayment dates of 2015, 2017 and 2020, respectively.

(e)
The WCP Secured Wireless Site Contracts Revenue Notes, Series 2010-1 ("WCP Securitized Notes") were assumed in connection with the WCP acquisition. If WCP Securitized Notes are not repaid in full by their anticipated repayment dates in 2015, the applicable interest rate increases by an additional approximately 5% per annum. If the WCP Securitized Notes are not repaid in full by their rapid amortization date of 2017, monthly principal payments commence.

(f)	Excludes restricted cash.

Sustaining capital expenditures for the three months and years ended December 31, 2013 and 2012 are computed as follows:

	For the Three Months Ended		For the Twelve Months Ended
(in millions)	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Capital Expenditures	$182.3	$158.0	$567.8	$441.4
Less: Land purchases	24.0	47.3	84.6	134.2
Less: Wireless infrastructure construction and improvements	137.8	92.6	435.5	270.1
Sustaining capital expenditures(a)	$20.5	$18.1	$47.7	$37.1
(a)    Inclusive of corporate and capital improvement capital expenditures.

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Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements and information that are based on our management's current expectations. Such statements include, but are not limited to, plans, projections, Outlook and estimates regarding (i) demand for our sites and services, (ii) leasing activity, including the impact on our results and Outlook, (iii) the AT&T tower transaction, including the integration of and contribution from the AT&T towers, (iv) dividends, including our dividend plans, timing and the amount and growth of any dividends, (v) growth opportunities and growth potential, including as may be derived from our assets and financings, (vi) our investments, including the types of such investments and the potential benefits which may be derived therefrom, (vii) currency exchange rates, (viii) organic revenue growth, (ix) non-renewal of leases and the impact therefrom, (x) the impact of the iDEN network decommissioning, (xi) tenant churn, (xii) site rental revenues, (xiii) site rental cost of operations, (xiv) site rental gross margin and services gross margin, (xv) Adjusted EBITDA, (xvi) interest expense and amortization of deferred financing costs, (xvii) FFO, (xviii) AFFO, including on a per share basis, (xix) net income (loss), including on a per share basis, (xx) prepaid rents, (xxi) our common shares outstanding, including on a diluted basis and (xxii) the utility of certain financial measures in analyzing our results. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:

•
Our business depends on the demand for wireless communications and wireless infrastructure, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in carrier network investment may materially and adversely affect our business (including reducing demand for new tenant additions and network services).

•
A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of any of our limited number of customers may materially decrease revenues and reduce demand for our wireless infrastructure and network services.

•
Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•
We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•
As a result of competition in our industry, including from some competitors with significantly more resources or less debt than we have, we may find it more difficult to achieve favorable rental rates on our new or renewing customer contracts.

•
The business model for our small cell operations contains differences from our traditional site rental business, resulting in different operational risks. If we do not successfully operate that business model or identify and manage those operational risks, such operations may produce results that are less than anticipated.

•	New technologies may significantly reduce demand for our wireless infrastructure and negatively impact our revenues.

•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	If we fail to retain rights to our wireless infrastructure, including the land under our sites, our business may be adversely affected.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•
The expansion and development of our business, including through acquisitions, increased product offerings, and other strategic growth opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations and financial results.

•	If we fail to comply with laws and regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

•
If radio frequency emissions from wireless handsets or equipment on our wireless infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs and revenues.

•	Failure to successfully and efficiently integrate the assets from the AT&T tower transaction into our operations may adversely affect our business, operations and financial condition.

•
Future dividend payments to our common stockholders will reduce the availability of our cash on hand available to fund future discretionary investments, and may result in a need to incur indebtedness or issue equity securities to fund growth opportunities. In such event, the then current economic, credit market and equity market conditions may impact the availability and cost of such financing, which could hinder our ability to grow our per share results of operations.

News Release continued:	Page 12

•
Qualifying and remaining qualified to be taxed as a REIT involves highly technical and complex provisions of the US Internal Revenue Code. Failure to remain qualified as a REIT would result in our inability to deduct dividends to stockholders when computing our taxable income, which would reduce our available cash.

•
Complying with REIT requirements, including the dividend distribution requirements, may limit our flexibility or cause us to forgo otherwise attractive opportunities, including certain discretionary investments and potential financing alternatives.

•
The business model for our small cell operations contains some differences from our traditional site rental business, resulting in different operational risks. If we do not successfully operate that business model or identify and manage those operational risks, such operations may produce results that are less than anticipated.

•
If we fail to pay scheduled dividends on the 4.50% Mandatory Convertible Preferred Stock, in cash, common stock or any combination of cash and common stock, we will be prohibited from paying dividends on our Common Stock, which may jeopardize our status as a REIT.

•
We have no experience operating as a REIT. Our failure to successfully operate as a REIT may adversely affect our financial condition, cash flow, the per share trading price of our common stock, and our ability to satisfy debt service obligations.

•	We expect to pursue certain REIT-related ownership limitations and transfer restrictions with respect to our capital stock.

•
Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	We may be adversely affected by our exposure to changes in foreign currency exchange rates relating to our operations in Australia.

Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC.

News Release continued:	Page 13

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (in thousands)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$223,394	$441,364
Restricted cash	183,526	575,938
Receivables, net	249,925	192,833
Deferred income tax assets	26,714	193,420
Prepaid expenses, deferred site rental receivables and other current assets, net	209,124	177,769
Total current assets	892,683	1,581,324
Deferred site rental receivables, net	1,078,995	864,819
Property and equipment, net	8,947,677	6,917,531
Goodwill	4,916,426	3,119,957
Other intangible assets, net	4,057,865	2,941,696
Deferred income tax assets	19,008	33,914
Long-term prepaid rent, deferred financing costs and other assets, net	682,254	629,468
	$20,594,908	$16,088,709

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$392,687	$308,675
Deferred revenues	260,114	241,127
Current maturities of debt and other obligations	103,586	688,056
Total current liabilities	756,387	1,237,858
Debt and other long-term obligations	11,490,914	10,923,186
Deferred income tax liabilities	56,513	65,830
Deferred credits and other liabilities	1,349,919	910,571
Total liabilities	13,653,733	13,137,445
Commitments and contingencies
CCIC stockholders' equity	6,926,717	2,938,746
Noncontrolling interest	14,458	12,518
Total equity	6,941,175	2,951,264
	$20,594,908	$16,088,709

News Release continued:	Page 14

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net revenues:
Site rental	$650,590	$570,313	$2,503,620	$2,124,190
Network services and other	147,831	103,774	518,764	308,490
Total net revenues	798,421	674,087	3,022,384	2,432,680
Operating expenses:
Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	186,522	149,483	725,109	539,239
Network services and other	92,113	67,938	321,687	189,750
General and administrative	67,163	58,631	238,702	212,572
Asset write-down charges	4,158	7,298	14,863	15,548
Acquisition and integration costs	12,820	6,186	26,005	18,298
Depreciation, amortization and accretion	201,697	175,843	774,215	622,592
Total operating expenses	564,473	465,379	2,100,581	1,597,999
Operating income (loss)	233,948	208,708	921,803	834,681
Interest expense and amortization of deferred financing costs	(142,989)	(173,683)	(589,630)	(601,044)
Gains (losses) on retirement of long-term obligations	(640)	(117,388)	(37,127)	(131,974)
Interest income	494	3,529	1,355	4,556
Other income (expense)	(3,117)	(1,433)	(3,872)	(5,392)
Income (loss) before income taxes	87,696	(80,267)	292,529	100,827
Benefit (provision) for income taxes	(110,374)	70,623	(198,628)	100,061
Net income (loss)	(22,678)	(9,644)	93,901	200,888
Less: Net income (loss) attributable to the noncontrolling interest	866	9,861	3,790	12,304
Net income (loss) attributable to CCIC stockholders	(23,544)	(19,505)	90,111	188,584
Dividends on preferred stock	(11,363)	—	(11,363)	(2,629)
Net income (loss) attributable to CCIC common stockholders	$(34,907)	$(19,505)	$78,748	$185,955

Net income (loss) attributable to CCIC common stockholders, per common share:
Basic	$(0.11)	$(0.07)	$0.26	$0.64
Diluted	$(0.11)	$(0.07)	$0.26	$0.64

Weighted average common shares outstanding (in thousands):
Basic	319,634	290,816	298,083	289,285
Diluted	319,634	290,816	299,293	291,270

News Release continued:	Page 15

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (in thousands)

	Twelve Months Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$93,901	$200,888
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	774,215	622,592
Gains (losses) on retirement of long-term obligations	37,127	131,974
Amortization of deferred financing costs and other non-cash interest	99,245	109,350
Stock-based compensation expense	39,030	41,944
Asset write-down charges	14,863	15,548
Deferred income tax benefit (provision)	180,275	(110,374)
Other adjustments, net	2,974	612
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	284,120	119,709
Decrease (increase) in assets	(288,094)	(359,686)
Net cash provided by (used for) operating activities	1,237,656	772,557
Cash flows from investing activities:
Payments for acquisition of businesses, net of cash acquired	(4,960,435)	(3,759,475)
Capital expenditures	(567,810)	(441,383)
Other investing activities, net	7,276	1,262
Net cash provided by (used for) investing activities	(5,520,969)	(4,199,596)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,618,430	5,250,000
Net proceeds from issuance of capital stock	2,980,586	258
Net proceeds from issuance of preferred stock	950,886	—
Principal payments on debt and other long-term obligations	(101,322)	(80,818)
Purchases and redemptions of long-term debt	(762,970)	(1,978,709)
Purchases of capital stock	(99,458)	(36,043)
Borrowings under revolving credit agreement	976,032	1,253,000
Payments under revolving credit agreement	(1,855,032)	(251,000)
Payments for financing costs	(30,001)	(78,641)
Net decrease (increase) in restricted cash	385,982	(288,763)
Cash dividends on preferred stock	—	(2,481)
Net cash provided by (used for) financing activities	4,063,133	3,786,803
Effect of exchange rate changes on cash	2,210	1,480
Net increase (decrease) in cash and cash equivalents	(217,970)	361,244
Cash and cash equivalents at beginning of period	441,364	80,120
Cash and cash equivalents at end of period	$223,394	$441,364
Supplemental disclosure of cash flow information:
Interest paid	$477,389	$504,494
Income taxes paid	15,591	3,375

CROWN CASTLE INTERNATIONAL CORP.
Summary Fact Sheet
dollars in millions

	Quarter Ended
	3/31/2013			6/30/2013			9/30/2013			12/31/2013
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Revenues
Site Rental	$581.3	$34.1	$615.4	$583.6	$33.3	$616.8	$589.4	$31.4	$620.8	$617.1	$33.5	$650.6
Services	117.9	6.8	124.6	113.1	5.0	118.1	122.1	6.1	128.2	141.4	6.4	147.8
Total Revenues	699.1	40.9	740.1	696.6	38.3	734.9	711.5	37.5	749.0	758.5	39.9	798.4

Operating Expenses
Site Rental	167.6	10.0	177.6	169.2	9.8	179.0	172.8	9.2	182.0	177.3	9.3	186.5
Services	71.8	5.5	77.4	66.0	4.2	70.2	77.9	4.1	82.0	88.3	3.8	92.1
Total Operating Expenses	239.4	15.5	255.0	235.3	13.9	249.2	250.7	13.2	264.0	265.6	13.0	278.6

General & Administrative	52.6	5.7	58.2	49.2	5.6	54.8	52.3	6.2	58.5	59.4	7.7	67.2

Add: Stock-Based Compensation	10.0	0.1	10.1	9.4	0.2	9.6	9.9	0.3	10.2	9.7	2.2	11.9
Add: Amortization of prepaid lease purchase price adjustments	3.9	—	3.9	3.9	—	3.9	3.9	—	3.9	3.9	—	3.9
Adjusted EBITDA	$421.0	$19.8	$440.8	$425.5	$18.9	$444.4	$422.2	$18.4	$440.6	$447.1	$21.3	$468.4

	Quarter Ended
	3/31/2013			6/30/2013			9/30/2013			12/31/2013
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Gross Margins:
Site Rental	71%	71%	71%	71%	71%	71%	71%	71%	71%	71%	72%	71%
Services	39%	18%	38%	42%	17%	41%	36%	34%	36%	38%	41%	38%

Adjusted EBITDA	60%	48%	60%	61%	49%	60%	59%	49%	59%	59%	53%	59%

Reconciliation of Non-GAAP Financial Measure (Adjusted EBITDA) to GAAP Financial Measure:
dollars in millions

	Quarter Ended
	3/31/2013	6/30/2013	9/30/2013	12/31/2013
Net income (loss)	$16.7	$53.4	$46.5	$(22.7)
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	3.7	3.1	3.9	4.2
Acquisition and integration costs	1.6	7.2	4.4	12.8
Depreciation, amortization and accretion	186.5	190.7	195.4	201.7
Amortization of prepaid leases purchase price adjustment	3.9	3.9	3.9	3.9
Interest expense, amortization of deferred financing costs	164.4	140.3	142.0	143.0
Gains (losses) on retirement of long-term obligations	35.9	0.6	—	0.6
Interest income	(0.3)	(0.3)	(0.2)	(0.5)
Other income (expense)	0.6	(0.5)	0.6	3.1
Benefit (provision) for income taxes	17.7	36.6	34.0	110.4
Stock-based compensation	10.1	9.6	10.2	11.9
Adjusted EBITDA	$440.8	$444.4	$440.6	$468.4

Note: Components may not sum to total due to rounding.

CROWN CASTLE INTERNATIONAL CORP.
Fact Sheet Q4 2012 to Q4 2013
dollars in millions

	Quarter Ended
	12/31/2012		12/31/2013		% Change
CCUSA
Site Rental Revenues	$537.9		$617.1		15%
Ending Sites(a)	29,833		39,568	(b)	33%

CCAL
Site Rental Revenues	$32.4		$33.5		3%
Ending Sites(a)	1,712		1,754		2%

Total CCIC
Site Rental Revenues	$570.3		$650.6		14%
Ending Sites(a)	31,545		41,322		31%

Ending Cash and Cash Equivalents(c)	$109.5	(d)	$223.4
Total Face Value of Debt	$11,005.3	(d)	$11,588.6
Net Debt	$10,895.8	(d)	$11,365.2

Net Leverage Ratios:
Net Debt / Adjusted EBITDA(e)	6.3X	(f)	5.5X	(g)
Last Quarter Annualized Adjusted EBITDA	$1,717.8	(f)	$2,063.6	(g)

(a) Exclusive of small cell networks.
(b) Impacted by the December 16, 2013 acquisition of the AT&T sites.
(c) Excludes Restricted Cash.
(d) Amounts are after giving effect to the retirement of the 9% senior notes and the 7.75% secured notes in January 2013.
(e) Based on Face Values.
(f) Pro forma for the T-Mobile sites acquired November 30, 2012.
(g) Pro forma for the AT&T sites acquired December 16, 2013.
Note: Components may not sum to total due to rounding.